Filed Pursuant to Rule 433
Issuer Free Writing Prospectus Dated May 27, 2009
Relating to Prospectus Dated February 13, 2009
Registration Statement No. 333-155933
Telvent GIT, S.A. Announces Bought Deal Offering of Ordinary Shares
May 27, 2009. — Telvent (NASDAQ: TLVT), the IT company for a sustainable and secure world, announced today that an existing shareholder has entered into an underwritten agreement, with Canaccord Adams acting as the sole book-running manager, to sell 3,109,975 ordinary shares of Telvent at a public offering price of $18.50 per share for aggregate gross proceeds of $57.5 million. Telvent will not receive any of the proceeds from the sale of shares in this offering by the existing shareholder.
The offering will be made pursuant to Telvent’s registration statement on Form F-3 previously filed with, and declared effective by, the Securities and Exchange Commission (SEC). The offering is expected to close no later than June 2, 2009, subject to the satisfaction of customary closing conditions. In addition, the existing shareholder has granted the underwriter an option to purchase up to 466,495 additional ordinary shares to cover over-allotments, if any, until the close of business on June 26, 2009. If the over-allotment option is exercised in full, the total gross proceeds of this offering will be $66.2 million.
Canaccord Adams is serving as the sole book-running manager for the offering. A final prospectus supplement relating to the public offering of the ordinary shares will be filed with the SEC. Copies of the final prospectus supplement for the offering may be obtained from the offices of Canaccord Adams, Attn: Syndicate Dept., 99 High Street, 12th Floor, Boston, Massachusetts 02110, phone: (800) 225-6201. .
Telvent has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the final prospectus, when available, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Telvent, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus or, when available, the final prospectus if you request it by calling Canaccord Adams at (800) 225-6201.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Telvent
Telvent (NASDAQ: TLVT) is a global IT solutions and business information services provider that improves the efficiency, safety and security of the world’s premier organizations. The company serves markets critical to the sustainability of the planet, including the energy, transportation, agriculture, and environmental sectors (www.telvent.com)
Investor Relations Contact
Barbara Zubiria
Tel. +34 902 335599
Email: ir@telvent.com
Lucia Domville
Tel. +1 646 284 9416

Email: lucia.domville@us.grayling.com
Communications Contact
Patricia Malo de Molina
Tel. +34 954 93 71 11
Email: comunicacion@telvent.com
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often are proceeded by words such as “believes,” “expects,” “may,” “anticipates,” “plans,” “intends,” “assumes,” “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Telvent’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in Telvent’s Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 18, 2009 and updated, if applicable, on Telvent’s quarterly Report on Form 6-K for the quarter ended March 31, 2009, filed with the Securities and Exchange Commission on May 21, 2009.
Telvent does not intend, and does not assume any obligation, to update or revise the forward-looking statements in this press release after the date it is issued. In light of the risks and uncertainties described above, and the potential for variation of actual results from the assumptions on which certain of such forward-looking statements are based, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this press release may not occur, and that actual results may vary materially from those described herein, including those described as anticipated, expected, targeted, projected or otherwise.